Exhibit 99.1

NOTICE OF DIVIDEND AND ADJUSTMENT TO BASE CONVERSION RATE

To the Holders of

LIBERTY MEDIA CORPORATION

1.375% CASH CONVERTIBLE SENIOR NOTES DUE 2023

(CUSIP 531229 AA0)

NOTICE IS HEREBY GIVEN, pursuant to Section 12.07(a) of the Indenture, dated October 17, 2013, between Liberty Media Corporation (the “Company”) and U.S. Bank National Association, as trustee (the “Indenture”), relating to the Company’s 1.375% Cash Convertible Senior Notes due 2023 (the “Notes”), that the board of directors of the Company has declared that a stock dividend (the “Dividend”) be paid to holders of the Company’s Series A common stock and Series B common stock as of 5:00 p.m., New York City time, on July 7, 2014 (the “Record Date”). In the Dividend, (i) holders of the Company’s Series A common stock as of the Record Date will receive two shares of the Company’s Series C common stock for each share of Series A common stock held as of the Record Date and (ii) holders of the Company’s Series B common stock will receive two shares of the Company’s Series C common stock for each share of Series B common stock held as of the Record Date. The payment date for the Dividend is 5:00 p.m., New York City time, on July 23, 2014, subject to satisfaction of certain conditions to the Dividend.

Pursuant to Section 12.04(c) of the Indenture, an adjustment to the Conversion Rate (as defined in the Indenture) of the Notes is required as a result of the Dividend. Accordingly, effective as of July 24, 2014, which is the anticipated the Ex-Dividend Date (as defined in the Indenture) for the Dividend, the Conversion Rate for the Notes will be adjusted in accordance with Section 12.04(c) of the Indenture.

Dated: June 17, 2014

LIBERTY MEDIA CORPORATION

	By:	/s/ Richard N. Baer
	Name:	Richard N. Baer
	Title:	Senior Vice President and General Counsel